EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor:	Media:	Company:
Jennifer Beugelmans	Jennifer Saunders	Jim Klingler, CFO
jbeugelmans@evcgroup.com	jsaunders@evcgroup.com	IR@nasmedical.com
or	(646) 201-5431	(818) 734-8600
Doug Sherk
dsherk@evcgroup.com
(646) 201-5447

NORTH AMERICAN SCIENTIFIC RECEIVES
NOTICE OF NON-COMPLIANCE FROM NASDAQ

Chatsworth, CA - October 8, 2007 — North American Scientific, Inc. (NASDAQ: NASI) today announced that it received a notice from The NASDAQ Stock Market (“NASDAQ”) dated October 5, 2007 indicating that for the last 30 consecutive business days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(a)(5) (the “Rule”). Therefore, in accordance with Marketplace Rule 4450(e)(2), the Company has 180 calendar days, or until April 2, 2008, to regain compliance. If, at anytime before April 2, 2008, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Company understands that NASDAQ’s Staff will provide written notification that the Company has achieved compliance with the Rule. If the Company does not regain compliance with the Rule by April 2, 2008, the Company understands that NASDAQ’s Staff will provide written notification that the Company’s common stock will be delisted. At that time, the Company may appeal the Staff’s determination to delist its common stock to a NASDAQ Listing Qualifications Panel.

About North American Scientific

North American Scientific is a leader in radiation therapy in the fight against cancer. Its innovative products provide physicians with tools for the treatment of various types of cancers. They include Prospera® brachytherapy seeds and SurTRAK™ needles and strands used primarily in the treatment of prostate cancer. In addition the Company plans to commercialize its ClearPath™ multi-channel catheter breast brachytherapy devices in 2007, which are the only devices approved for both high dose and continuous release, or low dose, radiation treatments. The devices are designed to provide flexible, precise dose conformance and an innovative delivery system that is intended to offer the more advanced form of brachytherapy for the treatment of breast cancer.   Please visit www.nasmedical.com for more information.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, the impact of competitive products and pricing, technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.